Share Transfer Agreement

This SHARE TRANSFER AGREEMENT (the/this “Agreement”), dated […]
BETWEEN:
(i) ASO 2020 Maritime Nordic Bulk Holding Ltd. of the Marshall Islands, with its registered address at Trust Company Complex Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (“ASO” or “Seller”);
(ii) Bulk Fleet Bermuda Holding Company Limited of Bermuda, with its registered address at 3rd Floor, Par la Ville Place, Par la Ville Road, Hamilton HM08 Bermuda (“BFB” or "Purchaser");

and

(iii) Nordic Bulk Holding Company Ltd. of Bermuda, with its registered address at 3rd Floor, Par la Ville Place, Par la Ville Road, Hamilton HM08 Bermuda (the “Company”).
The Seller and the Purchaser shall hereinafter collectively be referred to as the "Parties" and each individually as a/the "Party".
WHEREAS:
A.The authorized share capital of the Company is 90,010,000 registered common shares, with a par value of United States One Dollar (US$ 1.00) per share (the “Authorized Shares”), of which 77,790,006.99 are issued and outstanding (the “Issued Shares”). The unissued 12,219,993 Authorized Shares remain in the treasury of the Company.

B.The transfer of the Issued Shares is subject to the terms and conditions of a Shareholders Agreement dated January 10, 2013, as amended from time to time, entered into between and among (i) STST; (ii) BFB; and ASO 2020 Maritime, S.A., as predecessor in interest to ASO (the “Shareholders Agreement”).

C.As of the date of this Agreement, the Issued Shares are registered as follows:

Shareholder                No. of Shares            Stock Certificate No.

BFB                    25,930,002.33        6
ST Shipping and Transport Pte. Ltd.    25,930,002.33        7
ASO 2020 Maritime, S.A.,
as predecessor in interest to ASO 25,930,002.93        8

D.ASO, as the sole and undisputed owner and holder of 25,930,002.33 Issued Shares (the “Sale Shares”)

E.wishes to sell and transfer, and the Purchaser wishes to purchase and receive, the full ownership of the Sale Shares in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties hereby agree as follows:

Article 1 - Definitions
In this Agreement the following expressions shall, unless the context otherwise requires or it is otherwise provided, have the following meanings:

“ASO” “Authorized Shares” “BFB” “Bye-Laws” “Purchaser”	has the meaning set forth in the preamble;

“Company” “Deferred Consideration”	has the meaning set forth in part A of the preamble;
“Encumbrance” “Issued Shares”
means any claim, lien, security interest, charge, pledge, mortgage, option, encumbrance, right of pre-emption, right of first refusal, or other restriction or right of any third party of any kind or an agreement, arrangement or obligation to create any of the foregoing (including but not limited to holding in trust for the benefit of another, interests arising from options and security agreement;

“Party” or “Parties “Pledge” “Pledge Agreement” “Purchase Price” “Sale”	has the meaning set forth in the preamble; has the meaning described at Clause 3.1. herein;

“Seller”	has the meaning set forth in the preamble;
“Sale Shares” “Shareholders Agreement” “STST”	means the shares to be sold and transferred under this Agreement and has the meaning as set forth in part B of the preamble;

“Tax”
means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, contractual arrangements, employment arrangements, added value (VAT) or other reference and statutory, governmental, provincial or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

Article 2 - Sale and transfer of the Sale Shares

2.1. In consideration of the Purchase Price as set forth in Article 3, the receipt and sufficiency of which is hereby acknowledged, the Seller transfers all of its right, title and interest in and to the Sale Shares to the Purchaser and consequently, the Purchaser becomes as of the date hereof the exclusive owner of the Sale Shares with all rights attaching to them or resulting from them, free from all Encumbrances whatsoever (the “Sale”).

2.2 In furtherance of the Sale, the Seller shall (a) deliver to the Purchaser a duly executed stock power in in such form and tenor as may be required by the Bye-Laws of the Company, Bermuda law, or otherwise; (b) such other documents as may be necessary or desirable in furtherance of the Sale.

2.3. The transfer of the Sale Shares will be duly recorded on the books and records of the Company.

2.4 Following the above actions, the Purchaser will acquire the full and exclusive ownership of the Sale Shares.

Article 3 - Purchase Price

3.1. The Purchase Price corresponding to the Sales Shares is Twenty Two Million Five Hundred Thousand US Dollars [US$ 22,500,000.-] (the “Purchase Price”).

3.2. The Purchaser has paid today to the Seller the amount of Fifteen Million US Dollars [US$ 15,000,000.-] by wire transfer to the account of the Seller with Citibank N.A. The amount of Seven Million Five Hundred Thousand US Dollars (US$ 7,500,000.-) will be paid in three (3) annual instalments, each payable on the anniversary date hereof (the “Deferred Consideration”). Interest at the rate of three and a half per cent (3.5%) over 6 months’ Libor (or its substitute) will be payable on each instalment payment date. The Deferred Consideration and interest thereon will be secured with a Pledge on the Sale Shares as per the Pledge Agreement signed on the date hereof. In consequence the Sale Shares shall remain in the custody of the Seller until repayment in time and in full of all amounts due by Purchaser.

3.3. The Purchase Price corresponding to the Sale Shares is agreed and acknowledged by the Parties to be fair, reasonable and appropriate.

Article 4 - Seller’s and Purchaser’s representations and warranties
4.1. The Seller represents and warrants to the Purchaser that:

(a)Seller is the sole and indisputable legal and beneficial owner of the Sale Shares;
(b) there is no Encumbrance on, over or affecting the Sale Shares or any of them, nor any agreement or commitment or any other obligation to create any such Encumbrance and no claim has been made that any person is entitled to any such Encumbrance.
(c)The Sale is deemed to comply with the terms of the Shareholders Agreement and that STST consents to the Sale.
4.2. Purchaser warrants to the Seller that it has full knowledge of the affairs and accounts of the Company and therefore waves any right to due diligence on the Company.

4.3. Both parties represent to each other that they have undertaken all corporate action needed to authorise the present transaction.

Article 5 - Taxes
Each Party undertakes to pay any Tax, costs, expenses, fee, in connection to the present sale as provided by the applicable legislation for the transfer of shares.

Article 6 - Miscellaneous

6.1. This Agreement supersedes all prior discussions and writings and constitutes the entire agreement between the Parties with respect to the subject matter hereof. No waiver or modification of this Agreement will be binding upon either Party unless made in writing and signed by a duly authorized representative of each party and no failure or delay in enforcing any right will be deemed a waiver.
6.2. Notices or communications under this Agreement shall be sent to the respective party hereto by registered mail, e-mail or fax to the following contact details:

For the Seller:

Attn: George Karageorgiou
Address: ……………………….
E-mail: ………………………..
For the Purchaser:
Attn: ………………
Address: ……………………….
E-mail: ………………………..

6.3. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.
6.4. The Parties agree and undertake that the present Agreement and all details pertaining to the existence and content of the Agreement will remain strictly confidential and shall not be disclosed to any third party unless otherwise agreed by all Parties or unless requested by a public authority or as otherwise required by the law. In case of any disclosure or announcement on behalf of any Party, such must be a priori be approved by the other Parties as per such disclosure’s or announcement’s form and timing, such approval not to be unreasonably withheld.

Article 7 - Jurisdiction – Applicable Law
This Agreement shall be governed by English law and any dispute arising out of or in relation hereto shall be finally settled by arbitration in London under the London Arbitration Act.

IN WITNESS WHEREOF, the Parties have executed this Agreement in two (2) original copies, one for each Party as of the date first above written.

For The Seller                            For The Purchaser

___________________                        ___________________

A.S. Papadimitriou

___________________
George Karageorgiou

For the Company

ACKNOWLEDGED WITH CONSENT
ST Shipping and Transport Pte. Ltd.